C. ROBERT CUSICK
                              1100 Lancaster Street
                         Pittsburgh, Pennsylvania 15218



                                                              May 11, 1998

The Board of Directors
DynaGen. Inc.
99 Eric Street
Cambridge, Massachusetts  02139

Ladies and Gentlemen:

         The purpose of this letter is to set forth our understanding pursuant to which I will become the non-executive Chairman of the Board of DynaGen, Inc., a Delaware corporation (the "Company") and act as a consultant to the Company in respect to organizational and operational matters. Based upon the foregoing, we agreed as follows:

         1. Effective May 15, 1998, I will be elected a director and non-executive Chairman of the Board of Directors of the Company. In that capacity, I will preside at meetings of the Board of Directors of the Company and fulfill the obligations of such position as set forth in the Company's By-Laws. I will also serve as Chairman of the Company's Operating Committee, such committee to be composed of the Chief Executive Officer, the Executive Vice President and the Chairman of the Board of the Company. The term of this letter agreement shall be for a period of two years, and may be extended for an additional one year period at my sole option. The Company agrees that (a) during my tenure on the Operating Committee, any proposed action of such committee with which I do not concur will be submitted to the entire Board of Directors for consideration prior to its implementation by the officers, employees or agents of the Company and (b) during the term of this Agreement, I shall have the right to approve all press releases concerning the Company prior to their release to the news media.

         2. As part of the services to be rendered pursuant to paragraph 1, I agree to make myself available to the Company for up to one (1) day per week to consult with the executive officers and directors of the Company on various organizational and operational matters concerning the Company. Additionally, at my option, I may make myself available at other times as may be requested by the Company.

         3. As compensation for services to be provided hereunder, the Company agrees to pay to me a consulting fee of $75,000.00 per annum, payable in monthly installments of $6,250.00 per month, such payments to be made on the first of each month. The consulting fees payable hereunder shall be in lieu of any standard fees for attendance at meetings of the Board of Directors or any committee thereof.

DynaGen, Inc.
May 11, 1998
Page 2

         4. As an inducement to me to become Chairman of the Board of the Company and perform the consulting services hereunder, the Company has agreed to grant to me options to purchase 200,000 shares of the Company's Common Stock at a price equal to $.33 per share (the "Option"). The shares granted pursuant to the Option shall vest as follows: 250,000 shares shall vest and be fully exercisable effective May 15, 1998; an additional 250,000 shares shall vest and be fully exercisable on each August 15, November 15, February 15 and May 15 thereafter until fully vested. Options granted hereunder shall vest immediately upon (a) any failure of the Board of Directors of the Company to elect me as Chairman of the Board during the term hereof; (b) any action to remove me from such capacity during the term of this letter agreement; or (c) my voluntary termination of this letter agreement after February 15, 1999. Vested options shall remain exercisable for a period of two years following the termination or expiration of this letter agreement for any reason. Certificates or other evidence of ownership of the Option will be delivered to me within ten days of the execution of this letter agreement.

         5. The Company agrees to reimburse me for all travel, living and other business expenses in accordance with the Company's policies and procedures upon my submission of appropriate documentation with respect to such expenses.

         6. Nothing herein shall be construed to preclude or otherwise prohibit me from entering into other consulting agreements or otherwise providing advice and expertise to other similarly situated businesses, provided that any such services are performed consistent with my fiduciary obligations to the Company as a member of the Board of Directors of the Company, and are not, in any event, provided to any business entity whose primary line is business is the development, marketing and sale of generic drugs or branded generic drug products.

         7. The Company has advised me that it has in place a directors and officers liability insurance policy with a $5,000,000 limit. The Company agrees to maintain such insurance at or above such limits during my tenure on the Board of Directors and for a period of not less than five (5) years following my resignation or other removal from the Board of Directors.

         8. The Company agrees to indemnify and hold me harmless from and against any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, all fees, expenses and disbursements of counsel) (hereinafter collectively referred to as a "Loss"), which may be incurred by or asserted or awarded against me in connection with or in any manner arising out or relating to this letter agreement or the services to be performed by me hereunder, whether or not any investigation, litigation or proceeding is brought by the Company or any of its affiliates, shareholders or creditors, except to the extent such Loss is found in a final judgment by a court of competent jurisdiction to have resulted from my gross negligence or willful misconduct. The indemnity contained in this paragraph 8 shall be in addition to, and not in lieu of, any other obligation to indemnify me that the Company may have, including, without limitation, any provisions in the Company's By-Laws or other instruments or agreements to which the Company is a party, such other agreements or instruments to be relied upon by me first before I seek indemnification from the Company hereunder.

         If the above is acceptable to you, please so indicate by signing and returning one copy of this letter to me.

                                                  Very truly yours

                                                  /s/ C. Robert Cusick

Accepted and agreed:

DYNAGEN, INC.


By:/s/ Dhananjay G. Wadekar
Title: Executive Vice President